UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): February 20, 2019

Novo Integrated Sciences, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-109118	59-3691650
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

11120 NE 2nd Street, Suite 200, Bellevue, WA 98004

(Address of principal executive offices)

(206) 617-9797

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On February 20, 2019, Novo Integrated Sciences, Inc. (the “Company”) and Novo Healthnet Limited (“NHL”) entered into a Share Purchase and Exchange Agreement (the “SPEA”) with Pulse Rx Inc. (“Pulse Rx”) and the Pulse Rx Stockholders (as hereinafter defined), pursuant to which Pulse Rx will become a wholly owned subsidiary of NHL.

Pursuant to the terms of the SPEA, on March 15, 2019 (the “Escrow Closing Date”), the holders of Pulse Rx Class A common shares (the “Pulse Class A Stockholders”) will endorse for transfer all of their Pulse Rx Class A common shares in favor of the Company and NHL and deliver them to the escrow agent. The purchase price for the Pulse Rx Class A common shares is CAD $10.00 and the condition precedent that up to CAD $6,000,000 loan is arranged, by the Company and NHL, and advanced to Pulse Rx (the “Loan”) to discharge payables and restructure debt as provided in the SPEA.

In addition, on the terms and subject to the conditions set forth in the SPEA, on the Escrow Closing Date, the holders of Pulse Rx Class B common shares (the “Pulse Class B Stockholders” and together with the Pulse Class A Stockholders, the “Pulse Rx Stockholders”) will endorse for transfer all of their Pulse Rx Class B common shares in favor of NHL and deliver them to the escrow agent. In exchange for the Pulse Rx Class B common shares, on the Escrow Closing Date, NHL will issue in favor of the Pulse Class B Stockholders exchangeable preferred shares (the “NHL Exchangeable Shares”), which shares can only be utilized for the purpose of exchange for restricted shares of Company common stock and will be delivered to the escrow agent. The Company will allot in favor of the Pulse Class B Stockholders $4,546,013 worth of restricted shares of the Company’s common stock, based on a per share price of $1.7975, or 2,529,076 shares of Company common stock. The transactions described in this paragraph are referred to herein as the “Exchange”.

The closing of the transactions contemplated under the SPEA will occur upon the Company and NHL advancing the Loan funds to Pulse Rx, and the mutual delivery of the Pulse Rx Class A common shares, the Pulse Rx Class B common shares, and the NHL Exchangeable Shares held by the escrow agent to the respective parties by April 15, 2019 (the “Closing Date”). Notwithstanding the foregoing, the Closing Date will be accelerated by the earlier availability to the Company and NHL of the Loan funds, which availability will immediately trigger an earlier Closing Date, to be effected within 10 business days thereof. At the closing:

●	The escrow agent will deliver the NHL Exchangeable Shares to the Pulse Class B Stockholders and the Pulse Rx Class A common shares and the Pulse Rx Class B common shares to NHL.

●	The Company and NHL will have caused the Loan funds to be advanced to Pulse Rx such that they may be disbursed pursuant to the terms of the SPEA.

The SPEA may be terminated on or prior to the closing date:

●	By the mutual written consent of the Company, NHL and the Pulse Rx Stockholders;

●	By the Company and NHL if the closing conditions applicable to the Company and NHL (including that the Company and NHL will have completed their due diligence investigation of Pulse Rx to the Company’s and NHL’s satisfaction in their sole discretion, and that Pulse Rx’s board of directors will have approved the SPEA and the transactions contemplated therein) have not been satisfied or waived by the Company and NHL, by the Escrow Closing Date, provided, however, that the Company and NHL may not terminate the SPEA if the reason for the failure of any such condition to occur was the breach of the terms of the SPEA by the Company and NHL;

●	By the Pulse Rx Stockholders if the closing conditions applicable to the Pulse Rx Stockholders (including that the Pulse Rx Stockholders will have completed their due diligence investigation of the Company and NHL to the Pulse Rx Stockholders’ satisfaction in their sole discretion, and that the Company’s and NHL’s boards of directors will have approved the SPEA and the transactions contemplated therein) have not been satisfied or waived by the Company and NHL, by the Closing Date, provided, however, that the Pulse Rx Stockholders may not terminate the SPEA if the reason for the failure of any such condition to occur was the breach of the terms of the SPEA by the Pulse Rx Stockholders;

●	By any party to the SPEA, if a court of competent jurisdiction or other authority has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under the SPEA and such order or action has become final and non-appealable.

If the SPEA is terminated without completion of the transaction contemplated therein, then the escrow agent will return all respective shares to the original shareholders.

The Exchange is intended to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

The foregoing description of the SPEA does not purport to be complete and is qualified in its entirety by reference to the full text of SPEA, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On February 26, 2019, the Company issued a press release announcing entry into the SPEA. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information contained in the website is not a part of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Share Purchase and Exchange Agreement dated February 20, 2019 by and among the registrant, Novo Healthnet Limited, Pulse Rx Inc. and the shareholders of Pulse Rx Inc.
99.1	Press release of the registrant dated February 26, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novo Integrated Sciences, Inc.

Dated: February 26, 2019	By:	/s/ Robert Mattacchione
Robert Mattacchione
Chief Executive Officer